Jeffrey Klausner Joins Mandalay Digital as CFO

LOS ANGELES, November 25, 2013 /PRNewswire/ -- Mandalay Digital Group, Inc. (NASDAQ: MNDL) (“Mandalay Digital” or “the Company”), announced that the Company has hired Jeffrey Klausner as the Company’s Chief Financial Officer effective today.

“Jeff is a valuable addition to our management team,” stated Peter Adderton, Chief Executive Officer of Mandalay Digital Group. “He has extensive public market, finance and compliance experience that will help us navigate our growth plans. Additionally, he will help us further improve our financial and reporting processes to become even more efficient across every one of our businesses.”

“I am excited to join Peter and the team at this point in their journey,” said Klausner. “They have years of experience and a deep understanding of mobile communications, and I look forward to assisting this dynamic management team to capitalize on the opportunities ahead.”

Mr. Klausner has 20 years of experience in accounting, finance, compliance, capital markets and mergers and acquisitions. Prior to joining Mandalay Digital, he was Managing Director at a premier financial consulting firm focused on restructuring venture-backed companies. Previously he was CFO for a major online ticket broker and ticket marketplace, selling tickets to sporting events, concerts and other live events. Prior to that Mr. Klausner was CFO of a publicly traded mobile phone distributor and original design manufacturer for cellular handsets and accessories. He was an instrumental part of a team growing revenues nearly six fold to an annual run rate of $250 million at its peak. Mr. Klausner graduated from Tulane University’s A.B. Freeman School of Business with a Bachelor of Science in Management, and has previously practiced as a Certified Public Accountant in the State of CA.

As a part of his compensation, Mr. Klausner will receive options to purchase 300,000 shares of Company stock struck at the closing price on his start date, with 25% cliff vesting after one year and the balance ratably vesting over the following three years, subject to acceleration for change of control and certain types of termination events. This grant was approved by the Company's independent compensation committee in accordance with Nasdaq Listing Standard 5635(c)(4).

About Mandalay Digital Group

Mandalay Digital Group (NASDAQ: MNDL) is at the convergence of Internet media content and mobile communications. It delivers a mobile services platform that works with mobile operators and third-party publishers to provide portal management, user interface, content development and billing technology that enables the responsible distribution of mobile entertainment. Mandalay Digital is headquartered in Los Angeles and has offices in Australia, Germany and Israel. For additional information, visit www.mandalaydigital.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to ability to raise new capital on acceptable terms or at all, ability to manage international operations, ability to identify and consummate roll-up acquisitions targets, levels of orders, ability to record revenues, release schedules, finalization and market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in Mandalay Digital Group's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Contacts:

MZ North America John Mattio, SVP Tel: +1-212-301-7130 Email: john.mattio@mzgroup.us